UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                             IMAGEWARE SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45245S207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 6, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

         /_/      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         /_/      Rule 13d-1(d)

--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------
CUSIP No. 45245S207
--------------------------------

________________________________________________________________________________

    1       NAME OF REPORTING PERSONS
            S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     R & G Imaging Ltd.
________________________________________________________________________________

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /_/
                                                                         (b) /_/
________________________________________________________________________________

    3       SEC USE ONLY

________________________________________________________________________________
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Canada
________________________________________________________________________________
    NUMBER OF           5      SOLE VOTING POWER

     SHARES                         276,106
                    ____________________________________________________________
  BENEFICIALLY          6      SHARED VOTING POWER

   OWNED BY                         -0- shares
                    ____________________________________________________________
     EACH               7      SOLE DISPOSITIVE POWER

   REPORTING                        276,106
                    ____________________________________________________________
  PERSON WITH           8      SHARED DISPOSITIVE POWER

                                    -0- shares
________________________________________________________________________________
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     276,106 shares
________________________________________________________________________________
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                             /_/
________________________________________________________________________________
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.968%
________________________________________________________________________________
    12      TYPE OF REPORTING PERSON*

                     CO
________________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G
                                  ------------


ITEM 1(A).      NAME OF ISSUER:
                ---------------

                ImageWare Systems, Inc. (the "Issuer").


ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                ------------------------------------------------

                10883 Thornmint Road
                San Diego, California  92127

ITEM 2(A)
& ITEM 2(C).    NAME OF PERSON FILING:
                ---------------------

                This Schedule amendment is being filed by R & G Imaging, Ltd., a Canadian corporation.


ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                ------------------------------------

                R & G Imaging Ltd.
                c/o Raymond St. Maurice
                8 Des Cedres
                Hull, Quebec Canada 79A 23P

ITEM 2(D).      TITLE OF CLASS OF SECURITIES:
                ----------------------------

                Common Stock, $0.01 par value


ITEM 2(E)       CUSIP NUMBER:
                -------------

                45245S207


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:

                Not applicable.


ITEM 4.         OWNERSHIP.
                ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:   276,106 shares.

(b)      Percent of class: 4.968%

(c)      Number of shares as to which such person has:



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


        (i)     Sole power to vote or direct the vote 276,106 shares.

        (ii)    Shared power to vote or direct the vote -0- shares.

        (iii) Sole power to dispose or direct the disposition of 276,106 shares.

        (iv)    Shared power to dispose or direct the disposition of -0- shares.


         The number of shares beneficially owned and the percentage of outstanding shares represented thereby has been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 5,555,662 shares of Common Stock outstanding as reported in ImageWare's Registration Statement on Form SB-2, Amendment No.1, as filed with the Securities and Exchange Commission on August 29, 2001.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON.
                  ------

         Not applicable.


ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                  ----------------------------------------------------
                  PARENT HOLDING COMPANY.
                  ----------------------

         Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

         Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

         Not applicable.


ITEM 10.          CERTIFICATION.
                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  November 13, 2001



                                                R & G Imaging Ltd.



                                                By:      /s/ Raymond St. Maurice
                                                         -----------------------
                                                Name:    Raymond St. Maurice
                                                Title:   Chief Executive Officer

                                   SIGNATURE
                                   ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.

Dated:  November 13, 2001



                                                R & G Imaging Ltd.



                                                By:      /s/ Raymond St. Maurice
                                                         -----------------------
                                                Name:    Raymond St. Maurice
                                                Title:   Chief Executive Officer



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